Exhibit 99.1

Cerence Announces Repurchase of $27 Million of 3% Senior Notes Due 2025

December 23, 2024

BURLINGTON, Mass., Dec. 23, 2024 (GLOBE NEWSWIRE) — Cerence Inc. (NASDAQ: CRNC) (“Cerence AI” or “the Company”), a global leader in AI for transportation, today announced that, in light of its current cash position and outlook for future cash generation, the Company entered into privately negotiated transactions with certain holders of its 3.00% Convertible Senior Notes Due 2025 (the “Notes”), pursuant to which the Company agreed to repurchase approximately $27 million aggregate principal amount of the Notes from such holders at a cash repurchase price equal to 98.5% of their principal amount, together with the accrued and unpaid interest to (but not including) the date of repurchase.

The repurchase of the Notes at a price below par represents a strategic decision by the Company to utilize its cash reserves efficiently. The transaction will reduce interest expense, eliminate potential dilution from refinancing the Notes being repurchased, and lower leverage—intended to deliver a net positive outcome for shareholders. Assuming completion of the repurchase of the Notes, the Company currently plans to pay off the remaining $60.5 million of Notes upon maturity in June 2025 using cash on hand.

“This repurchase not only highlights our confidence in Cerence AI’s future, but also demonstrates our commitment to driving shareholder value,” said Brian Krzanich, Chief Executive Officer of Cerence AI. “By repurchasing these Notes at a discount, we will be taking a proactive step to optimize our balance sheet and reduce interest expense. We believe that doing so will position the Company for continued success in fiscal year 2025 and beyond.”

“Our ability to execute these actions reflects careful financial planning, strategic execution on our cost-reduction initiatives, and disciplined cash management,” said Tony Rodriquez, Chief Financial Officer of Cerence AI. “As we move through fiscal year 2025, we remain committed to delivering on our guidance and creating long-term value for our shareholders.”

In addition, the Company intends to terminate its undrawn $50.0 million senior secured first-lien revolving credit facility, contingent upon completion of the repurchase of the Notes. As a result, the Company will save on ongoing commitment fees.

First Quarter and Fiscal 2025 Guidance

Cerence AI reaffirms its first quarter fiscal year 2025 and fiscal year 2025 guidance previously disclosed in conjunction with its fourth quarter fiscal year 2024 and full year ending September 30, 2024 financial results on November 21, 2024.

This press release does not constitute an offer to sell or a solicitation of an offer to buy the Notes, nor shall there be any offer or sale of our securities in any state or jurisdiction in which the offer, solicitation, or sale would be unlawful prior to the registration or qualification thereof under the securities laws of any such state or jurisdiction.

About Cerence Inc.

Cerence Inc. (NASDAQ: CRNC) is a global industry leader in creating intuitive, seamless, AI-powered experiences across automotive and transportation. Leveraging decades of innovation and expertise in voice, generative AI, and large language models, Cerence powers integrated experiences that create safer, more connected, and more enjoyable journeys for drivers and passengers alike. With more than 500 million cars shipped with Cerence technology, the company partners with leading automakers, transportation OEMs, and technology companies to advance the next generation of user experiences. Cerence is headquartered in Burlington, Massachusetts, with operations globally and a worldwide team dedicated to pushing the boundaries of AI innovation. For more information, visit www.cerence.ai.

Forward Looking Statements

Statements in this press release regarding: the completion of the repurchase of the Notes and termination of the credit facility; Cerence’s future performance, operating results and financial condition, including first quarter fiscal year 2025 and full year fiscal year 2025 guidance (which does not reflect Cerence’s quarter-end closing and review process); ability to generate cash flows from operations, repay the remaining Notes at maturity, reduce interest expense, and drive value to shareholders; expected growth and profitability; transformation plans and cost efficiency initiatives; cash management; and management’s future expectations, estimates, assumptions, beliefs, goals, objectives, targets, plans or prospects constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Any statements that are not statements of historical fact (including statements containing the words “believes,” “plans,” “goal,” “anticipates,” “projects,” “forecasts,” “expects,” “intends,” “continues,” “will,” “may,” or “estimates” or similar expressions) should also be considered to be forward-looking statements. Although we believe forward-looking statements are based upon reasonable assumptions, such statements involve known and unknown risk, uncertainties and other factors, which may cause actual results or performance of the company to be materially different from any future results or performance expressed or implied by such forward-looking statements including but not limited to: the possibility that the repurchase of Notes does not occur as planned; the use of cash to service our debt; our inability to generate sufficient cash from our operations and maintain sufficient cash balances; the highly competitive and rapidly changing market in which we operate; adverse conditions in the automotive industry, the related supply chain and semiconductor shortage, or the global economy more generally; automotive production delays; changes in customer forecasts; the impacts of the COVID-19 pandemic on our and our customers’ businesses; the ongoing conflicts in Ukraine and the Middle East; our inability to control and successfully manage our expenses and cash position; our inability to deliver improved financial results from process optimization efforts and cost reduction actions; escalating pricing pressures from our customers; the impact on our business of the transition to a lower level of fixed contracts, including the failure to achieve such a transition; our failure to win, renew or implement service contracts; the cancellation or postponement of existing contracts; the loss of business from any of our largest customers; effects of customer defaults; our inability to successfully introduce new products, applications and services; our strategies to increase cloud offerings and deploy generative AI and large language models (LLMs); the inability to expand into adjacent markets; the inability to recruit and retain qualified personnel; disruptions arising from transitions in management personnel, including the transition to our new Chief Executive Officer; cybersecurity and data privacy incidents; fluctuating currency rates and interest rates; inflation; and the other factors discussed in our most recent Annual Report on Form 10-K, quarterly reports on Form 10-Q, and other filings with the Securities and Exchange Commission. We disclaim any obligation to update any forward-looking statements as a result of developments occurring after the date of this document.

Contact Information

Jason Gold | Investor Relations | jason.gold@cerence.com